Exhibit 99.37

AMENDED AND RESTATED

CO-LENDER AGREEMENT

This Amended and Restated Co-Lender Agreement (this “Agreement”), dated as of May 22, 2017 (the “Effective Date”), is by and among (i) JPP, LLC and JPP II, LLC (individually or collectively, as the context may require, together with its respective successors, “JPP”), as current administrative agent for itself and for the other Lenders (as defined below) (the “Administrative Agent”) and as a lender, (ii) Cascade Investment, L.L.C., a Washington limited liability company (together with its successors, “Cascade”), (iii) Petrus Yield Opportunity Fund, LP (together with its successors, “Petrus”), (iv) RIMROCK HIGH INCOME PLUS (MASTER) FUND, LTD. and RIMROCK LOW VOLATILITY (MASTER) FUND, LTD (individually or collectively, as the context may require, together with its respective successors, “Rimrock”), (v) Paragon SHC LLC and Paragon SHC II LLC (individually or collectively, as the context may require, together with its respective successors, “Paragon”) and (vi) each transferee (a “Transferee”), of a portion of any interest in the Loan made in accordance with this Agreement that has executed and delivered to the other Lenders a Joinder Agreement in the form attached hereto as Exhibit A (each, a “Joinder Agreement”). JPP, Cascade, Petrus, Rimrock, Paragon and any Transferee are each, as of the date hereof, a “Lender” and collectively the “Lenders”, and “Lenders” shall expressly exclude any Exiting Lender (as defined below) from and after the Exit Date (as defined below)).

RECITALS

WHEREAS, JPP, on the one hand, and Cascade, on the other, each made a loan equal to $250,000,000 (in an aggregate amount of $500,000,000) (the “Loan”) in accordance with the terms and provisions of that certain Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Original Loan Agreement”), dated as of April 8, 2016 (the “Initial Closing Date”), by and among Sears, Roebuck and Co., Sears Development Co., Innovel Solutions, Inc., Big Beaver of Florida Development, LLC and Kmart Corporation (individually or collectively, as the context may require, the “Borrower”);

WHEREAS, in connection with the Original Loan Agreement, JPP and Cascade entered into that certain Co-Lender Agreement dated as of the Initial Closing Date in connection with the Loan (as amended, restated, supplemented or otherwise modified from time to time, the “Original Co-Lender Agreement”);

WHEREAS, JPP and Cascade each assigned a portion of their respective interest in the Loan to (i) Petrus, which as of the date hereof holds a Ratable Share in an amount equal to 3.0%, (ii) Rimrock, which as of the date hereof holds a Ratable Share in an amount equal to 5.4% in the aggregate and (iii) Paragon, which as of the date hereof, holds a Ratable Share in an amount equal to 5.4% in the aggregate, in each case, as of the date hereof;

WHEREAS, as of the date hereof, (i) JPP holds a Ratable Share in an amount equal to 43.1% in the aggregate, and (ii) Cascade holds a Ratable Share in an amount equal to 43.1% in the aggregate;

WHEREAS, from and after the Initial Closing Date, the Loan has been secured, inter alia, by mortgages or deeds of trust (as amended, modified or supplemented, collectively, the “Mortgage”) pursuant to which Administrative Agent holds, as agent on behalf of the Lenders in accordance with the Original Loan Agreement, a first priority perfected security interest in, among other things, (i) certain real property more particularly described in the Original Loan Agreement (collectively, the “Property”) and (ii) the Account Collateral (as defined in the Loan Agreement (as defined below));

WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Original Loan Agreement effective as of the date hereof (as amended and restated, and as may be further amended, restated, and supplemented from time to time, the “Loan Agreement”); and

WHEREAS, in connection with the Loan Agreement, Administrative Agent and Lenders desire to amend and restate the Original Co-Lender Agreement to, inter alia, modify the agency and co-lender terms with respect to the administration of the Loan, all on the terms and provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby mutually covenant and agree that the Original Co-Lender Agreement shall be amended and restated as follows:

DEFINITIONS

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement. The following capitalized terms shall have the respective meanings set forth below:

“Account Collateral” has the meaning provided in the Loan Agreement.

“Additional Lender” shall have the meaning provided in Section 4(a).

“Advance” has the meaning provided in Section 5.

“Affiliate” means with respect to any Person, such other Person that Controls, is Controlled by or under common Control with such Person. For the purposes of Sections 1(c). 12(c) and 27, it is understood and agreed that JPP shall not be an affiliate of Borrower, Guarantor or their affiliates.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“Borrower” has the meaning provided in the recitals hereto.

“Call Documents” has the meaning provided in Section 7(b).

“Call Notice” has the meaning provided in Section 7(a).

“Call Purchase Price” has the meaning provided in Section 7(b).

“Cascade Reduction Event” means:

(i) Cascade Transfers its interest in the Loan resulting in Cascade no longer holding one or more Notes or Note Components that reflects, in the aggregate, an outstanding Principal Indebtedness of at least $100,000,000; and

(ii) at the time of such Transfer, JPP holds one or more Notes or Note Components that reflects, in the aggregate, an outstanding Principal Indebtedness of at least $100,000,000.

“Change of Agency Event” has the meaning provided in Section 12(a).

“Collateral” shall mean the Property, the Account Collateral and all other “Collateral” under and as defined in the Loan Agreement.

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

“Cure Period” has the meaning provided in Section 5.

“Effective Date” has the meaning provided in the introductory paragraph of this Agreement.

“Embargoed Person” means any person, entity or government that is (i) subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the Loan (whether directly or indirectly), is prohibited by law; (ii) a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (iii) is listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”); pursuant to the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (together with all other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001, the “Patriot Act”) or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the

Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (iv) a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) owned or controlled by or now acting for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act.

“Event of Default” shall mean any “Event of Default” under the Loan Agreement, Guaranty or any other Loan Document.

“Excess Lender Interest” shall have the meaning provided in Section 4.

“Exit Date” means the Original Maturity Date.

“Exiting Lender” shall mean each of Paragon, Petrus and Rimrock.

“Funding Date” has the meaning provided in Section 5.

“Guarantor” means Sears Holdings Corporation, together with its successors and permitted assigns.

“Guaranty” means that certain Guaranty dated as of the Initial Closing Date made by Guarantor in favor of the Lenders.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other federal, state, local or foreign insolvency, liquidation, reorganization or other similar proceeding concerning the Borrower and/or Guarantor, any action for the dissolution of the Borrower and/or Guarantor, any proceeding (judicial or otherwise) concerning the application of the assets of the Borrower and/or Guarantor for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Borrower and/or Guarantor or any other action concerning the cessation of business by the Borrower and/or Guarantor; provided, however, that following any such transaction permitted under this Agreement or the Loan Documents affecting the title to any Collateral, the Borrower and/or Guarantor for purposes of this Agreement shall be defined to mean the successor owner of the Collateral from time to time as may be permitted pursuant to the Loan Agreement.

“JPP Call Election” has the meaning provided in Section 7(c).

“Lenders” has the meaning provided in the introductory paragraph of this Agreement; provided that from and after the Original Maturity Date, “Lenders” shall mean the Remaining Lenders and their permitted successors and assigns.

“Loan” has the meaning provided in the recitals hereto.

“Loan Agreement” has the meaning provided in the recitals hereto.

“Loan Documents” has the meaning set forth in the Loan Agreement.

“Mortgage” has the meaning provided in the recitals hereto.

“Notice Lender” has the meaning provided in Section 7(a).

“Original Co-Lender Agreement” has the meaning provided in the recitals hereto.

“Original Loan Agreement” has the meaning provided in the recitals hereto.

“Original Maturity Date” means July 7, 2017.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or governmental authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Post Closing Transferred Interest” has the meaning provided in Section 4(e).

“Property” has the meaning set forth in the recitals hereto.

“Protective Advance” has the meaning provided in Section 8.

“Protective Advance Notice” has the meaning provided in Section 8.

“Protective Advance Proponents” has the meaning provided in Section 8.

“Ratable Share” or “ratably” shall mean, with respect to any Lender, such Lender’s percentage interest in the Loan (including such interests in the Loan that are participated). Each Lender’s Ratable Share is (i) from and after the Effective Date, as set forth on Schedule I hereof and (ii) from and after the Original Maturity Date, as set forth on Schedule II hereof.

“Remaining Lender” means each of JPP and Cascade. “Remaining Lenders” means each of them, collectively.

“Repayment Amount” has the meaning set forth in the Loan Agreement. “REO Property” shall mean the Collateral, title to which has been acquired by or on behalf of the Lenders pursuant to Section 9 hereof as a result of foreclosure, transfer or deed-in-lieu of foreclosure or otherwise, and/or any related Property, as applicable.

“Required Lenders” means (i) prior to the occurrence of a Change of Agency Event, Lenders that cumulatively own more than 66 2/3% of the Ratable Shares of the Loan and (ii) from and after the occurrence of a Change of Agency Event, the Ratable Shares of Lenders, excluding (x) JPP’s Ratable Share, and (y) the Ratable Share attributable to any Post Closing Transferred Interest as grossed up pro rata among the other Lenders based on their Ratable Shares to cause the total Ratable Shares of all Lenders (other than JPP and the Ratable Share attributable to any Post Closing Transferred Interest) to equal one hundred percent (100%), in the aggregate, for the purposes of calculating 66 2/3%.

“Super-Majority Decision” shall mean the following actions:

(i) Entering into any material amendments or modifications to, or granting any material waivers of any of the provisions of any of the Loan Documents;

(ii) Entering into any amendment or modification to, or granting any waiver of the provisions of any of the Loan Documents which would reduce or forgive the amount of the principal, interest, fees or other amounts due or payable under the Loan Document; (iii) Consenting to any Prohibited Change of Control;

(iv) Consenting to the incurrence of or granting of any Lien on any of the Properties, other than as expressly permitted pursuant to the Loan Documents;

(v) Consenting to the subordination of the Liens to any lease or other mortgage, monetary encumbrance or indebtedness, other than as permitted under the Loan Documents;

(vi) Converting or exchanging the Loan into any direct or indirect preferred equity or other interests in the Borrower or for any other indebtedness, or cross-defaulting the Loan with any other indebtedness; and

(vii) Taking any material action relating to the use, operation and management of REO Property and any sales of REO Property.

“Super-Priority Protective Advance” has the meaning provided in Section 8.

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Transferred JPP Interest” shall have the meaning provided in Section 4.

“Unanimous Decisions” shall mean the following actions:

(i) Entering into any amendment or modification to, or granting any waiver of the provisions of the Loan Documents which would extend the Maturity Date;

(ii) Entering into any amendment or modification to, or granting any waiver of the provisions of the Loan Documents which would reduce the Interest Rate;

(iii) Releasing of the Lien on a Property (x) which is not a REO Property or which is not being sold pursuant to a foreclosure, deed in lieu of foreclosure or similar post Event of Default disposition for the benefit of the Lenders or (y) other than pursuant to Section 1.5 and Section 2.1 of the Loan Agreement; and

(iv) Waiver of an Event of Default triggered under the Loan Documents.

“Unreimbursed Expenses” shall have the meaning provided in Section 3(c).

Section 1. Appointment.

(a) Subject to the terms hereof, each Lender hereby appoints Administrative Agent as its agent in the administration of the Loan in accordance with the terms hereof and authorizes and directs Administrative Agent to act as administrative agent and collateral agent for the Lenders and to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement, the Loan Agreement and the other Loan Documents and to exercise such powers as set forth herein or therein, together with such other powers as are reasonably incidental thereto (except that Administrative Agent shall not make, take, consent to or permit any Super-Majority Decision or Unanimous Decision unless such action or decision is approved or deemed approved in accordance with Section 6 of this Agreement), in each case subject to and in accordance with this Agreement. Subject to the terms hereof, each Lender shall be bound by the acts of Administrative Agent, acting in such capacity, with respect to the Loan.

(b) Administrative Agent shall hold all funds received from the Lenders and all funds received from or on account of Borrower or Guarantor to be distributed to or on account of the other Lenders in a segregated account in the name of Administrative Agent for the benefit of the Lenders in its capacity as Administrative Agent to the extent such amounts are not paid directly by Borrower or Guarantor to the Lenders in accordance with Section 3 hereof, and Administrative Agent shall not commingle other funds not held in respect of the Loan or the Loan Documents in such account.

(c) Notwithstanding anything herein to the contrary, Administrative Agent shall not delegate all or any portion of its obligations hereunder without the consent of the Required Lenders; provided, that, if a Change of Agency Event has occurred, at Administrative Agent’s request and JPP’s consent (which consent may be revoked at any time), ESL Investment Inc. and its employees and Affiliates may provide uncompensated services on behalf of the Administrative Agent that is consistent with the services provided as of the Effective Date.

(d) Administrative Agent shall promptly, but in no event later than 5 Business Days, after receipt or delivery by Administrative Agent, provide to each Lender copies of all written reports and notices that Administrative Agent receives from Borrower or Guarantor or delivers to Borrower or Guarantor, in each case in its capacity as Administrative Agent under the Loan; provided, that Administrative Agent shall provide Lenders with notices of any Default or Event of Default within two (2) Business Days of issuance.

(e) Custody of all documents evidencing or securing the Loan shall be held by Administrative Agent (or, at Administrative Agent’s election a third-party custodian) for the benefit of all Lenders, except that each Lender shall hold its own Note or Note Component.

(f) Except as otherwise expressly provided in this Agreement, Administrative Agent shall take all such actions as are necessary to enforce and comply with the terms of the Loan Documents (and such other documents and instruments delivered in connection with the Loan) including, without limitation, declaring a Default and/or an Event of Default under the Loan Agreement or other Loan Documents promptly following the Administrative Agent’s knowledge thereof.

(g) Administrative Agent is not entitled to any fees or other compensation for serving as Administrative Agent, other than reimbursement for reasonable documented out of pocket costs and expenses.

Section 2. No Fiduciary Duty. Administrative Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement or the Loan Agreement. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Borrower. Administrative Agent shall have only those duties and responsibilities which are specified in this Agreement and the Loan Documents (including any specified with respect to the Administrative Agent). This Agreement is not intended to be, and shall not be construed to be, the formation of a partnership or joint venture between Administrative Agent and any Lender.

Section 3. Distribution of Funds.

(a) Upon Borrower’s payment to the Administrative Agent of the $8,000,000 fee paid pursuant to Section 1.1(a) of the Loan Agreement, the Option Two Fee, if any, and the Option Three Fee, if any (as each term is defined in the Loan Agreement) (collectively, the “Option Fees”), in each case, in accordance with the terms of the Loan Agreement and Section 3(c) hereof, the Administrative Agent shall immediately pay to the Remaining Lenders an amount equal to the product of (x) the aggregate amount of the applicable Option Fee paid, times (y) such Remaining Lender’s Ratable Share in accordance with the Ratable Share of each Remaining Lender as set forth on Schedule II. Each Exiting Lender agrees that it shall have no right to all or any portion of any Option Fees and waives any and all rights, title and interest with respect to such Option Fees, including, without limitation, the right to bring any claims against Borrower or any Remaining Lender with respect to such payments and Option Fees.

(b) Intentionally Omitted.

(c) Subject to Section 3(d), all amounts received by Administrative Agent or any other Lender (other than in connection with a Transfer by a Lender permitted under this Agreement) from any sources on account of or in connection with the Loan shall be remitted by Administrative Agent to the Lenders in immediately available funds no later than one (1) Business Day after receipt of such funds in the following order of priority:

first, to the Administrative Agent in payment of any unreimbursed documented out-of-pocket costs and expenses (excluding, for the avoidance of doubt, any fees paid to affiliates of Administrative Agent) which are reasonably incurred by Administrative Agent in administering the Loan and pursuing remedies under the Loan Documents, including any such costs and expenses which are reimbursable by Borrower pursuant to the terms of the Loan Documents which remain unpaid, including enforcement costs in accordance with the Loan Documents (collectively, the “Unreimbursed Expenses”); provided that Administrative Agent shall duly demand and pursue reimbursement from Borrower and any other Person of all such Unreimbursed Expenses and, to the extent such sums are recovered shall distribute same in accordance with this Section 3(c); and

second, to any Lender that made unreimbursed Super-Priority Protective Advances, the amount of such unreimbursed Super-Priority Protective Advances with interest thereon, from the date advanced, at the Default Rate (to be applied first to interest and then to the applicable Super-Priority Protective Advance), on a pro rata basis in accordance with the amount of such unreimbursed Super-Priority Protective Advances made by each such Lender;

third, to any Lender that made unreimbursed Protective Advances (other than Super-Priority Protective Advances reimbursed pursuant to the immediately preceding clause), the amount of such Protective Advances with interest thereon, from the date advanced at the Default Rate (to be applied first to interest and then to the applicable Protective Advance), on a pro rata basis in accordance with the amount of such unreimbursed Protective Advances made by each Lender;

fourth, to each Lender the amount of any Option Fee such Lender is entitled to receive in accordance with Section 3(a);

fifth, To each Lender, pro rata based on each Lender’s Ratable Share, all late fees or other costs or expenses required to be paid by Borrower pursuant to the Loan Documents;

sixth, to each Lender, pro rata based on each Lender’s Ratable Share, any interest accrued on the Loan from and after the date of this Agreement through the date of such distribution;

seventh, to each Lender, pro rata based on each Lender’s Ratable Share, the outstanding principal balance of the Loan; and

finally, any remaining amounts to the Lenders pro rata based on each Lender’s Ratable Share.

(d) Notwithstanding the foregoing, upon receipt by Administrative Agent of the repayment of the 2017 Loan Principal Indebtedness, Administrative Agent shall distribute such amounts pursuant to Section 3(c) and, after making a distribution pursuant to subclause “first”, Administrative Agent shall, prior to making further distributions under Section 3(c), distribute to each Exiting Lender, pro rata based on each Exiting Lender’s Ratable Share as set forth on Schedule I, the amount sufficient to cause such Exiting Lender to have its Note repaid in full, at which time each Exiting Lender shall have no further rights to any distributions of amounts under Section 3(c) (provided, that for the avoidance of doubt, indemnification of the Exiting Lenders shall survive any repayment thereof) and, after making the foregoing distributions, the balance of the 2017 Loan Principal Indebtedness shall be distributed to the Remaining Lenders in accordance with the Ratable Shares of such Remaining Lenders as set forth on Schedule II and all subsequent distributions shall only be made to the Remaining Lenders. For the avoidance of doubt, upon such distribution of the 2017 Loan Principal Indebtedness to each Exiting Lender, the Ratable Shares set forth on Schedule II shall constitute the Ratable Shares from and after the Exit Date, as may be updated pursuant to this Agreement.

(e) Each Lender agrees that if at any time it shall receive from any sources whatsoever any payment on account of or in connection with the Loan in excess of the amount to which it is entitled under this Section 3, it shall promptly remit such excess to Administrative Agent for distribution to the other Lenders in accordance with this Section 3.

Section 4. Dispositions.

(a) Other than in accordance with this Section 4, each Lender is prohibited from any Transfer of its interest in the Loan at any time to any Person without the approval of each of JPP and Cascade, such consent not be unreasonably withheld, conditioned or delayed (each Lender other than JPP, an “Additional Lender”). Any Transfer by a Lender of its interest in the Loan that is prohibited hereunder shall be null and void ab initio.

(b) If JPP intends to make any Transfer of a portion of its interest in the Loan in compliance with the Loan Documents, which may take the form of a transfer of one or more of the Notes or Note Components or any interest therein or a participation interest (the “Transferred JPP Interest”), JPP shall deliver a notice to each Additional Lender at least ten (10) Business Days prior to such Transfer. Such notice shall set forth (i) the name of the proposed transferee (if know by JPP at such time), (ii) JPP’s Ratable Share which is the subject of the Transferred JPP Interest and (iii) the proposed purchase price therefor (a “Transfer Notice”). Within five (5) business days after receipt of such notice, each Additional Lender shall have the right, but not the obligation, to elect to participate in such Transfer by delivering a written notice of such election to JPP (each, a “Tag-Along Notice”). In the event an Additional Lender delivers a Tag-Along Notice, such transferee shall be required to acquire the pro rata portion of such Additional Lender’s Ratable Share of the Transferred JPP Interest on the same terms and conditions and consideration to be received by JPP for the Transferred JPP Interest; provided, that the purchase price for such Additional Lender’s Ratable Share is no less than ninety-seven percent (97%) of the purchase price as set forth in the Transfer Notice (adjusted pro rata for such Additional Lender’s Ratable Share). In the event that any such Transfer would result in an Additional Lender holding a larger percentage interest in the Loan than JPP (such interest in the Loan in excess of JPP’s percentage interest, the “Excess Lender Interest”), then each such Additional Lender shall Transfer its Excess Lender Interest to any such Person as JPP designates in writing; provided, that no Additional Lender shall be required to Transfer its Excess Lender Interest if JPP Transfers its Transferred JPP Interest and receives consideration of less than the total outstanding principal amount of the Transferred JPP Interest as of the date of such Transfer plus the total amount of accrued and unpaid interest on such Transferred JPP Interest as of the date of such Transfer. In connection with any Transfer of any Excess Lender Interest by an Additional Lender pursuant to this Section 4(b), such Additional Lender shall receive, as consideration, not less than the total outstanding principal amount of the Excess Lender Interest as of the date of such Transfer plus the total amount of accrued and unpaid interest on such Excess Lender Interest as of the date of such Transfer.

(c) In the event of any Transfer pursuant to clause (b) above, which Transfer may take the form of a Transfer of a portion of or interest in such Additional Lender’s Note or Note components in Additional Lender’s Note, such Transfer shall be on the same material terms and substantially similar documentation as the Transfer of the Transferred JPP Interest; provided, that such agreement shall not require such Additional Lender to make any representations or warranties or grant any indemnity except as related to such Additional Lender’s authority, authorization and good title to the transferred interest. Notwithstanding the foregoing, in the event JPP elects to participate its Note or Note Component, no other Additional Lender shall have an obligation to grant a participation in such Additional Lender’s Note or Note Component and may require that JPP purchase the corresponding pro rata portion of such Additional Lender’s Note or Note Component as is being participated by JPP and acquire such portion pursuant to a direct assignment and subsequently convey the original Transferred JPP Interest plus the portion Transferred by the Additional Lender to JPP to result in the percentage interests of JPP and each Additional Lender being the same as if the entire Transfer was done as a direct assignment.

(d) In connection with any Transfer of any portion of or interest in the Loan, each transferee shall execute a Joinder Agreement, upon which such transferee shall become party to this Agreement for all purposes hereunder as a “Lender;” provided, that each Additional Lender shall take all reasonable actions to reasonably cooperate with JPP in connection with any Transfer and shall enter into, as applicable, a modification of this Agreement, an amended and restated version of this Agreement or any co-lender or intercreditor agreement, reasonably acceptable to JPP and Cascade, that does not change in any adverse manner the rights and obligations granted to each Additional Lender under this Agreement.

(e) Any interest in the Loan acquired directly or indirectly from JPP after the date hereof (each, a “Post Closing Transferred Interest”) shall be subject to the same limitations as JPP with respect to its interest in the Loan upon the occurrence of any Change of Agency Event, including that such Transferred Interest shall not be included in the calculation of Required Lenders following a Change of Agency Event and the transferee shall, with respect to such Transferred Interest, be subject to the limitations set forth in Section 12(f). Notwithstanding the foregoing, this Section 4(e) shall not apply to any acquisition by Cascade of a Post Closing Transferred Interest.

(f) Notwithstanding the foregoing, (i) each Additional Lender may Transfer its interest in the Loan, to the extent permitted under the Loan Agreement, without the consent of JPP or Cascade and (ii) each of Paragon, Petrus and Rimrock may Transfer its interest in the Loan, to the extent permitted under the Loan Agreement, without the consent of JPP or Cascade following an Event of Default that occurs on or prior to July 7, 2017.

Section 5. Reserved.

Section 6. Voting.

(a) Notwithstanding anything in the Loan Documents or this Agreement to the contrary, but subject to Section 7 and Section 12 hereof, no action shall be taken and Administrative Agent shall not take or permit to be taken any action or decision with respect to a Super-Majority Decision without the prior written consent of the Required Lenders.

(b) Notwithstanding anything in the Loan Documents or this Agreement to the contrary, but subject to Section 7 and Section 12 hereof, no action shall be taken with respect to a Unanimous Decision without the prior written consent of all Lenders.

(c) If Administrative Agent notifies the Lenders in writing of its intention to take an action that is a Super-Majority Decision or a Unanimous Decision and such notice prominently states “LENDER APPROVAL REQUIRED PURSUANT TO CO-LENDER AGREEMENT. FAILURE TO RESPOND BY [APPLICABLE DATE] WILL BE DEEMED A CONSENT” and a Lender does not respond with such approval or consent (or the denial of same) in writing within five (5) Business Days of delivery of such notice (or within such lesser time period, but in no event less than three (3) Business Days, as may be specified by Administrative Agent if such lesser time is required under the Loan Documents, then Administrative Agent shall send a second notice with the same legend as set forth above and if the Lender does not respond within five (5) Business Days of such second notice, such Lender shall be deemed to have affirmatively granted the requested approval or consent.

(d) Administrative Agent shall not reduce the principal outstanding balance of the Note or Note Component held by a Lender without the consent of such Lender and any reduction of the principal outstanding balance of any Note or Note Component shall not affect the Interest Rate applicable to each other Note and Note Component and shall not impact any other Lender in any way (other than sending a customary notice, if such Lender is required to send).

Section 7. Call Provisions.

(a) If a Change of Agency Event has occurred, JPP shall have the right, but not the obligation, to deliver a written notice (the “Call Notice”) to Cascade and any other Lender (the “Notice Lender(s)”). In addition, in the event a Change of Agency Event has occurred, Cascade shall have the right, but not the obligation, at any time, to deliver a Call Notice to any Notice Lender (including JPP, but JPP shall not have any obligation to accept such Call Notice or transfer its interest in the Loan to Cascade and a failure by JPP to deliver a response notice to Cascade electing to be a Notice Lender shall be deemed to be JPP’s rejection of such Call Notice and JPP shall not be a Notice Lender; for the avoidance of doubt, if JPP does accept such Call Notice, JPP shall be a Notice Lender).

(b) On the fifth (5th) Business Day following delivery of the Call Notice, each Notice Lender shall transfer and assign to JPP or Cascade, as the case may be, pursuant to an assignment and assumption agreement substantially similar to that used in connection with a Transfer pursuant to Section 4 hereof and otherwise reasonably acceptable to such Notice Lender, JPP or Cascade, as the case may be, all right, title and interest that such Notice Lender has in the Loan, and JPP or Cascade, as the case may be, shall assume all obligations and liability of such Notice Lender which first arise or accrue from and after such assignment, and JPP or Cascade, as applicable, shall, upon execution thereof, pay to such Notice Lender the Call Purchase Price by wire transfer of immediately available funds to the account designated in writing by such Notice Lender. For the purpose of this Section 7, the term “Call Purchase Price” means the amount equal to the total outstanding principal amount of the Ratable Share of the Loan held by such Notice Lender at such time plus the total amount of accrued and unpaid interest on such Ratable Share due at such time, any amounts then due pursuant to Section 3 of this Agreement to such Notice Lender at such time, and all other amounts payable under or secured by any Loan Documents; provided, however, that following the occurrence of any Insolvency Proceeding, any interest due at such time plus all other accrued interest on the Ratable Share of the Loan held by such Notice Lender with respect to the period of time prior to the transfer of such Ratable Share to JPP or Cascade, solely to the extent and at such time as actually received by or distributed to JPP or Cascade, as applicable, shall be paid over to the Notice Lender immediately upon receipt by JPP or Cascade, as applicable. At such closing, each of JPP or Cascade, as the case may be, and such Notice Lender shall, at the request of the other, execute and deliver such documents and instruments as the requesting Lender shall reasonably require in order to effect such transfer (the “Call Documents”). All interest and other charges accruing after the closing date in respect of the Notice Lender’s Note being sold shall be for the account of JPP or Cascade, as the case may be. The Notice Lender shall cooperate in facilitating the assignment of its Note, and the administration thereof, including, without limitation, delivering Loan related documents and such other cooperation as JPP or Cascade, as the case may be, reasonably requests to effectuate the intent of this Agreement. JPP or Cascade, as the case may be, shall pay all of its own, and such Notice Lender(s), out-of-pocket costs and expenses in connection with such transfer; provided, that in the event JPP is a Notice Lender, JPP shall pay its own out-of-pocket costs and expenses in connection with such transfer.

(c) In the event Cascade delivers the Call Notice to the Notice Lenders and JPP does not elect to accept such Call Notice and transfer its interest in the Loan to Cascade, JPP may, within two (2) Business Days of its receipt of the Call Notice, elect to purchase fifty percent (50%) of the interest of each other Notice Lender being purchased by Cascade in accordance with Section 7(b) (“JPP Call Election”). In the event JPP makes a JPP Call Election, (i) JPP shall pay fifty percent (50%) of the Call Purchase Price directly to such Notice Lender simultaneously with payment by Cascade of fifty percent (50%) of the Call Purchase Price directly to such Notice Lender, (ii) JPP shall execute and deliver all Call Documents in the form approved by Cascade, (iii) each Notice Lender shall execute and deliver all Call Documents to reflect the JPP Call Election, (iv) unless otherwise approved in writing by Cascade, JPP shall not communicate with such Notice Lender with respect to the Loan and all matters in connection therewith, (v) JPP and Cascade shall each pay all of its own and each pay fifty percent (50%) such Notice Lender’s out-of-pocket costs and expenses in connection with such transfer and (vi) JPP shall be responsible for all of its own costs and expenses in connection with the JPP Call Election.

Section 8. Protective Advances. If the Required Lenders determine that it is necessary to make a protective advance in order to protect and preserve the Collateral or the security for the Loan, or to pay real property taxes, ground lease rents or insurance premiums not paid by the Borrower (any such amount, a “Protective Advance”), then such Lender(s) (the “Protective Advance Proponents”) shall give written notice thereof to the Administrative Agent and the other Lender(s) (a “Protective Advance Notice”), which shall set forth the amount of such Protective Advance, the portion thereof payable by each Lender (which shall be such Lender’s pro rata share thereof based on each Lender’s Ratable Share) and the date (which shall not be less than five (5) Business Days after such notice) on which each Lender shall remit its proportionate share thereof to Administrative Agent, and shall describe in reasonable detail the purposes for such Protective Advance. If any Lender fails to make its proportionate share based on each Lender’s Ratable Share of any such Protective Advance when due, then the proportionate share of such Protective Advance made by each contributing Lender shall constitute a “Super-Priority Protective Advance”, and any Lender that has made such Super-Priority Protective Advance may, on notice to the other Lenders, commit to making an additional Protective Advance, which also shall constitute a Super-Priority Protective Advance, equal to the amount of the Protective Advance which was not timely made. If there are more than two Lenders and more than one Lender commits to making such additional Super-Priority Protective Advance, then such electing Lenders shall make such additional Super-Priority Protective Advances proportionately based on the respective pro rata shares of such Lenders based on each Lender’s Ratable Share, and all such further Super-Priority Protective Advances shall be due to the Administrative Agent within two (2) Business Days of notice from Administrative Agent. Upon receipt of the entire amount of any Protective Advance (including any Super-Priority Protective Advances) from the Lenders, the Administrative Agent shall take all commercially reasonable action to remedy the event for which the Protective Advance is being made on behalf of the Lenders. No Lender shall have any personal liability to fund any Protective Advance or Super-Priority Protective Advance. All Protective Advances and Super-Priority Protective Advances shall only be reimbursed to the Lender which made such Protective Advances and Super-Priority Protective Advances in accordance with Section 3 hereof and shall not change the Ratable Share of any Lender.

Section 9. Foreclosure.

(a) If all or any portion of any Property is acquired through foreclosure or the acceptance of a deed in lieu of foreclosure or otherwise, title to such Property (the “REO Property”) shall be held in the name of one or more nominees or subsidiaries of the Lenders where Administrative Agent is the managing member (or equivalent) and the Lenders or their designated Affiliates are the non-managing members (or equivalent), in the form of a limited liability company to be formed by Administrative Agent on behalf of the Lenders for the sole purpose of holding title to the Property (which limited liability company or other title nominee shall hereinafter be referred to as the “Title Nominee”). Subject to Section 9(c) hereof, the organizational documents of the Title Nominee shall be subject to the prior written approval of the Required Lenders. Each Lender’s ownership interest in the Title Nominee shall be equal to such Lender’s Ratable Share of all outstanding fundings of principal of the Loan (including Protective Advances) as of the date of the acquisition of the Property. Subject to Section 9(c) hereof, the transfer rights and restrictions of the Lenders and the right to remove the Administrative Agent as set forth in this Agreement (or substantially similar transfer and removal rights with such modifications as are reasonably appropriate with respect to being a member and/or a managing member in a limited liability company) shall be included in the organizational documents of the Title Nominee. Administrative Agent shall be the sole managing member of the Title Nominee, but the organizational documents of the Title Nominee shall specify actions requiring the consent of the Required Lenders and actions requiring the consent of Unanimous Lenders consistent with the approval rights of the Required Lenders or all Lenders, as applicable, as set forth in Section 6 but subject in all cases to Section 9(c) hereof. Subject to Section 9(c) hereof, Administrative Agent, with the prior written approval of the Required Lenders, may appoint and retain as manager of any REO Property a company or entity selected by Administrative Agent for the management, development, repositioning, marketing and/or sale of commercial properties similar to the REO Property. Administrative Agent shall have no liability to the Lenders for any wrongful act or omission on the part of any such manager; provided, that such manager is not an Affiliate of Administrative Agent.

(b) In connection with the foreclosure of all or any Properties, the Administrative Agent shall prepare a foreclosure plan (the “Foreclosure Plan”) which will determine the order and combination of foreclosure and disposition of any and all Properties (or portions thereof), establish the minimum amount for a qualifying bid in a foreclosure sale for any such Properties and a maximum strike price for which such Properties must be disposed, and determine whether to permit credit-bidding at such foreclosure sale and credit bid on behalf of all Lenders at such foreclosure sale. The Foreclosure Plan shall be subject to the prior written approval of the Required Lenders pursuant to Section 6 hereof and any material deviations or modifications from or to such Foreclosure Plan shall require the prior written approval of the Required Lenders.

(c) Notwithstanding anything to the contrary contained in this Agreement, from and after the occurrence of a Change of Agency Event, the Administrative Agent shall have the right to appoint itself or its designee as the managing member of the Title Nominee and have the right and ability to take all actions under such organizational documents unilaterally without the approval of JPP or any other Lender in its sole and absolute discretion, including, without limitation, management of the marketing process for the sale of the REO Property and amending such organizational documents and JPP shall not have any further rights under such organizational documents; provided, that after the occurrence of a Change of Agency Event and in the event Administrative Agent elects to cause the sale of the REO Property for a gross purchase price which is less than ninety-seven percent (97%) of the appraised value of such REO Property based on an FIRREA compliant appraisal prepared by an MAI appraiser from a national appraisal firm selected and commissioned by the Administrative Agent within 180 days prior to the commencement of the marketing of such REO Property, JPP shall have the right to approve or reject such sale, such approval not to be unreasonably withheld, conditioned or delayed (it being understood that failure of JPP to object in writing within ten (10) business days after notice from the Administrative Agent of the proposed sale price shall be deemed a disapproval of such sale and Administrative Agent shall not sell such REO Property for such sale price; provided, that the Administrative Agent shall have the unilateral right to terminate such sale at any time, regardless of JPP has approved such sale. If JPP disapproves, or is deemed to have disapproved, a sale it shall, within thirty (30) days of receipt of a request from the Administrative Agent, furnish Administrative Agent with a written description of the grounds for such rejection.

Section 10. Return of Funds. If a court of competent jurisdiction orders, at any time, that any amount received or collected by any particular Lender in respect of such particular Lender’s interest in the Loan, must, pursuant to any Insolvency Proceeding, be returned to the Borrower, or paid to any other Person, then, notwithstanding any other provision of this Agreement, Administrative Agent shall not be required to distribute any portion thereof to such particular Lender (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, such particular Lender will promptly on written demand by Administrative Agent repay to Administrative Agent any portion of any such amounts that Administrative Agent shall have theretofore distributed to such Lender, together with interest thereon (to the extent the Administrative Agent is required to pay to such interest to Borrower) with respect to such Lender’s Ratable Share, which Administrative Agent shall have been required to pay to the Borrower, or such other Person. Upon prior notice, Administrative Agent shall have the right to offset such amounts against any future payments due to the applicable Lender under the Loan, provided that Administrative Agent shall have no right to deduct or set-off any amounts which may be owed on account of other dealings between Administrative Agent and Borrower, or Guarantor or Administrative Agent and any Lender or unrelated to the Loan or this Agreement, and provided, further, that each such Lender’s obligations under this Section 10 are separate and distinct obligations from one another and in no event shall Administrative Agent enforce the obligations of any Lender against any other Lender. Each Lender’s obligation under this Section 10 constitutes an absolute, unconditional and continuing obligation.

Section 11. Termination.

(a) This Agreement shall terminate upon the earliest to occur of: (i) the date on which the Loan shall be indefeasibly paid in full (unless such payment has resulted from acquisition of title to the Collateral by the Lenders or their respective nominees through a foreclosure sale or the acceptance of a deed in lieu thereof) and all of Borrowers and Guarantors obligations under the Loan Documents have been indefeasibly terminated and extinguished, (ii) the date on which the ownership of the Loan and the rights set forth in this Agreement shall be held solely by one Person, (iii) the date on which one Person other than any of the Lenders, or their respective nominees, shall have acquired title to all of the Collateral subsequent to a foreclosure sale (or acceptance of a deed in lieu thereof) and the proceeds thereof have been applied in accordance with this Agreement, or (iv) upon each Lender’s (or such Lender’s successors and/or permitted assigns) agreeing in writing to terminate this Agreement; provided, however, that if at any time any payment in full of the Loan is rescinded in whole or in part or must be otherwise restored or returned in whole or in part upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise then, upon the restoration or return of any portion of such payment in full, each Lender’s rights and obligations hereunder shall be reinstated as though such payment in full (or portion thereof so restored or returned, as the case may be) had not been made at such time. Upon any assignment by a Lender of its entire interest in a Loan in compliance this Agreement, such Lender shall be released from liability under this Agreement to the extent arising from and after such assignment.

(b) Each Lender shall execute and deliver to the other such documents as may be necessary and/or appropriate to reflect the satisfaction of their interests in the Loan and/or the termination of this Agreement including, without limitation, reciprocal releases to be executed by each Lender.

Section 12. Administrative Agent.

(a) If (i) (x) Administrative Agent commits a material breach of its obligations hereunder and the same is not cured within ten (10) business days following notice from any Lender or (y) an Event of Default occurs (it being understood that if the Lenders are restricted by the automatic stay or any law, rule or regulation (including the Bankruptcy Code) from taking any actions to declare or enforce any such Event of Default, such Event of Default shall exist for the purposes of this Agreement and shall not impact Cascade’s rights hereunder) and (ii) at such time no Cascade Reduction Event is continuing, then, in either case, Cascade may at any time from and after such date, in its sole and absolute discretion, elect to remove JPP as Administrative Agent and appoint itself or any other Person as a successor Administrative Agent (such election, a “Change of Agency Event”). Following such Change of Agency Event, such successor Administrative Agent shall be “Administrative Agent” for all purposes hereunder. Notwithstanding the foregoing, in the event that following such Change of Agency Event a Cascade Reduction Event occurs, then, at JPP’s election, JPP shall be automatically reinstated as the successor Administrative Agent without the requirement of any further action by any Person; provided, that, upon such election, Section 9(c) hereof shall no longer be of any force or effect; provided, further, that if JPP subsequently transfers all or any portion of its interest resulting in JPP’s Ratable Share being less than Cascade’s Ratable Share, then, at Cascade’s election, Cascade shall automatically be reinstated as successor Administrative Agent without the requirement of any further action by any Person and Section 9(c) hereof shall resume being in full force and effect. In all cases, any successor Administrative Agent shall be “Administrative Agent” for all purposes hereunder.

(b) To the extent not reimbursed by Borrower and without limiting any obligation of Borrower to do so, each Lender agrees to reimburse Administrative Agent for, protect, defend and indemnify Administrative Agent (solely in its capacity as Administrative Agent) against, and hold Administrative Agent harmless from, on demand, to the extent of such Lender’s Ratable Share, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and costs and reasonable out-of-pocket expenses (including reasonable attorneys’ fees) that may at any time be imposed on, asserted against or incurred by Administrative Agent, its shareholders, partners, members, principals, officers, directors or employees in any way relating to the Loan, the Loan Documents, the Property or any other collateral or guaranties therefor, the transactions contemplated thereby, or any action taken or omitted by Administrative Agent under or in connection therewith during such time as Administrative Agent is acting in such capacity under this Agreement; provided, however, that no Lender shall be liable to Administrative Agent for the payment of any such sums resulting from Administrative Agent’s gross negligence, fraud, willful misconduct, or arising from any Change of Agency Event, or any action taken by the Administrative Agent that is not in connection with the Loan, the Loan Documents or in its capacity as Administrative Agent. Notwithstanding anything to the contrary contained herein, if a Lender owes an amount to Administrative Agent under this Agreement or the Loan Documents, Administrative Agent may, after giving notice to such Lender and such Lender approves (a) deduct from any amount received by it with respect to such Lender any amount due to Administrative Agent from such Lender under this Agreement and/or the Loan Documents but which remains unpaid and (b) apply that amount in or towards satisfaction of such owed amount. Administrative Agent will be regarded as having received the amount so deducted. The provisions of this Section shall survive any repayment of the Loan, resignation or replacement of the Administrative Agent, reconveyance and/or foreclosure of the collateral therefor, and termination of this Agreement.

(c) Neither Administrative Agent nor any of its shareholders, partners, members, principals, Affiliates, officers, directors or employees shall be liable to any Lender for any action taken or omitted under this Agreement or in connection with this Agreement or the Loan Documents unless caused by its or their gross negligence, fraud or willful misconduct. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it in good faith to be genuine and correct and to have been signed by or sent by the proper person or persons, and shall be entitled to rely, and shall be fully protected in relying, on opinions and judgments of attorneys, accountants, experts and other professional advisors (including, in each case, those representing or retained by Borrower or any Affiliate thereof) selected by it.

(d) JPP agrees that, to the extent it is the Administrative Agent hereunder, at all times during the term of the Loan until all indebtedness and other obligations of Borrower and Guarantor under the Loan Documents have been indefeasibly paid and extinguished, JPP shall be Controlled by Edward S. Lampert, unless otherwise consented to by the Required Lenders.

(e) From and after the occurrence of a Change of Agency Event, (i) Administrative Agent shall have the right and ability to take all actions permitted under this Agreement, the Loan Agreement and other Loan Documents and otherwise in connection with the Loan, unilaterally without the approval of JPP in its sole and absolute discretion except as prohibited pursuant to Section 6(d) hereof, and (ii) JPP, its Affiliates and any transferee of any of JPP’s interest in the Loan after the date hereof with respect to such Transferred Interest shall not (1) have any further control or voting rights under this Agreement, the Loan Agreement and/or any other Loan Document, including without limitation, approving Super-Majority Decisions, Unanimous Decisions or any other actions, inactions, decisions or other matters requiring the approval of the Lenders, (2) file any motions, actions or pleadings under the Bankruptcy Code or in connection with any Insolvency Proceeding (as more particularly set forth in and subject to Section 12(g) hereof), in each case, solely with respect to JPP’s interest as a Lender hereunder, (3) approve any request of the Borrower or Guarantor or enforce any rights or remedies under Article VI of the Loan Agreement or under the other Loan Documents, in each case, solely with respect to JPP’s interest as a Lender hereunder, or (4) make any election under Section 1111(b) of the Bankruptcy Code with respect to the Loan, file any motion to modify, lift or terminate the automatic stay with respect to the Loan, appear in any Insolvency Proceeding on behalf of all Lenders or foreclose on any Collateral, in each case, unless Administrative Agent approves in writing that any such action may be taken by JPP or any other Lender; provided, that nothing contained herein shall be constructed to grant the Administrative Agent the right to divest another Lender’s interest in the Loan. JPP and the other Lenders hereby agree that, from and after the occurrence of a Change of Agency Event, upon the reasonable request of Administrative Agent, JPP and each other Lender shall execute, acknowledge and deliver to Administrative Agent or its designee all and every such further deeds, conveyances and instruments as the Administrative Agent may reasonably request for the better assuring and evidencing of the appointment of the Administrative Agent and the terms of this Agreement.

(f) Effective immediately upon the occurrence of a Change of Agency Event and for all times thereafter, for good and valuable consideration for which the sufficiency is acknowledged, JPP and each other Lender hereby irrevocably appoints Administrative Agent or its designee as its agent for purposes of exercising its duties and rights hereunder as Administrative Agent, and grants to Administrative Agent or its designee an irrevocable power of attorney for the purpose of executing and delivering any documents, instruments or agreements in connection with this Agreement, the Loan and the Loan Documents in each case to the extent of its rights and powers as Administrative Agent, including, without limitation, to substitute JPP with Administrative Agent or its designee for the purposes of being the named agent, administrative agent, collateral agent or similar designation under any Mortgage or other documents in which Administrative Agent holds a security interest for the benefit of the Lenders or otherwise relates to the Collateral. JPP and each other Lender further agrees that, upon the request of Administrative Agent, JPP and each other Lender shall execute and deliver to or at the direction of Administrative Agent such powers of attorney or other instruments as Administrative Agent may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request. TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, JPP AND EACH LENDER HEREBY AGREES THAT, FROM AND AFTER THE OCCURRENCE OF A CHANGE OF AGENCY EVENT, ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF THIS INSTRUMENT FROM ADMINISTRATIVE AGENT, AS MAY BE REDACTED, ADMINISTRATIVE AGENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE

(g) Without limiting the generality of the terms of this Agreement (including, without limitation, Section 12(a) hereof), JPP and each other Lender hereby covenants and agrees that, from and after the occurrence of a Change of Agency Event, only Administrative Agent or its designee has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Borrower and/or Guarantor, appear in such Insolvency Proceeding on behalf of all Lenders and/or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Borrower and/or Guarantor or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Borrower and/or Guarantor, in each case, solely with respect to JPP’s interests as a Lender hereunder. Neither JPP nor any other Lender shall take any action in connection with any Insolvency Proceeding or foreclosure of any Collateral without the prior written approval of Administrative Agent, in each case, solely with respect to JPP’s interests as a Lender hereunder. JPP and each other Lender further agrees that, from and after the occurrence of a Change of Agency Event, only Administrative Agent or its designee, can make any election, give any consent, commence any action, appear in any action on behalf of all Lenders or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Borrower and/or Guarantor under the Bankruptcy Code or in any other Insolvency Proceeding or in connection with the foreclosure of any Collateral, in each case, solely with respect to JPP’s interest as a Lender hereunder unless Administrative Agent otherwise approves in writing that JPP or any other Lender may take any such action.

(h) The provisions of this Section 12 are a material inducement on which Cascade has relied and will rely in connection with amending and restating the terms of the Original Co-Lender Agreement and entering into this Agreement and with amending and restating the terms of the Original Loan Agreement and enter into the Loan Agreement.

Section 13. Representations and Warranties. Each Lender (and JPP in its capacity as Administrative Agent) represents and warrants to the other Lenders (and each Person that becomes a Lender after the date hereof, by executing the applicable Joinder Agreement represents, agrees and confirms) that (i) the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene in any material respect its organizational documents or any law or contractual restriction binding upon it; (ii) this Agreement is the legal, valid and binding obligation of such Lender (and JPP in its capacity as Administrative Agent) enforceable against it in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all documents contemplated hereby on behalf of such Lender (and JPP in its capacity as Administrative Agent) has or have the legal, right, and actual authority to bind such Lender (and JPP in its capacity as Administrative Agent) to the terms and conditions contained in this Agreement and in such documents; (iv) the execution and delivery of this Agreement by such Lender (and JPP in its capacity as Administrative Agent), and performance of, and compliance with, the terms of this Agreement by such Lender (and JPP in its capacity as Administrative Agent), will not violate such Lender’s (or JPP’s, in its capacity as Administrative Agent) organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets; (v) such Lender (and JPP in its capacity as Administrative Agent) is not an Embargoed Person; and (vi) such Lender (and JPP in its capacity as Administrative Agent) has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 15. VENUE. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN FEDERAL COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 51402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. IN THE EVENT ANY PARTY CEASES TO MAINTAIN AN OFFICE IN THE STATE OF NEW YORK, SUCH PARTY SHALL PROMPTLY APPOINT AN AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS THAT MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL COURT IN NEW YORK, NEW YORK. EACH PARTY FURTHER AGREES THAT SERVICE OF PROCESS UPON ITSELF OR SAID AGENT, AS APPLICABLE, AT ITS OR ITS AGENT’S ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH PARTY (I) SHALL GIVE PROMPT NOTICE TO THE OTHERS OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, IF ANY, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED

AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 17. Severability; Savings. If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision to the extent of such invalidity, illegality or unenforceability. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

Section 18. Modification. This Agreement shall not be modified, amended, canceled or terminated except by an agreement in writing signed by each Lender.

Section 19. Notices. All notices hereunder shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as set forth on Schedule III hereof (or at such other address and person as shall be designated from time to time by either party hereto, as the case may be, in a written notice to the other party hereto in the manner provided for in this Section or, in the case of any Transferee, as specified in the applicable Joinder Agreement). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

Section 20. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Lenders and their permitted successors and assigns and Administrative Agent and its successors and assigns.

Section 21. Right to Transact Other Business. Subject to Section 26, each Lender and/or any of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, its Affiliates, or any other Person without any duty to account therefor to the other Lenders, as the case may be.

Section 22. Withholding Taxes. Each Lender represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Administrative Agent such forms, certifications, statements and other documents as may be required pursuant to the Loan Agreement.

Section 23. Conflicts. In the event of any conflict between the terms and provisions of any Loan Document and this Agreement with respect to any voting or consent rights or decision making among the Lenders or Transfers by the Lenders with respect to the Loan or with respect to any other matter covered by this Agreement, the terms and provisions of this Agreement shall control.

Section 24. No Third-Party Beneficiary. The terms of this Agreement are for the sole and exclusive protection and use of Lenders (and their successors and permitted assigns). No person shall be a third-party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of any person other than the Lenders.

Section 25. No Joint Venture or Partnership. Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of co-lenders. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between or among the Lenders.

Section 26. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement. Neither the Administrative Agent nor any Lender, or their Affiliates, shall enter into any other agreement or side letter directly or indirectly relating to the Loan or any Property without providing a copy of such agreement or side letter to the other Lenders and offering such other Lenders the same rights as set forth therein.

Section 27. Limited Liability. No Lender, in its capacity as such, shall have any fiduciary responsibility to the other Lenders or Administrative Agent. No Lender shall be personally liable hereunder or under the Loan Documents other than to the extent of cash, property or other value realized or derived from its Ratable Share of the Loan, and no principal, director, officer, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent or Affiliate of any Lender, or any legal representatives, successors or assigns of any of the foregoing shall have any personal liability for with respect to the payment of any sum of money which is or may be payable hereunder or under any Loan Document by any Lender.

Section 28. Amendment and Restatement. This Agreement shall amend and restate, in its entirety, that certain Co-Lender Agreement dated as of April 8, 2016 between JPP and Cascade, as joined pursuant to those certain Joinder Agreements and assignment and acceptance agreements executed by Petrus, Rimrock and Paragon, respectively. By executing this Agreement, each of JPP, Cascade, Paragon, Petrus and Rimrock hereby approve the Loan Agreement, as amended on the Effective Date, including the extension of the Maturity Date as set forth in the Loan Agreement, and each of JPP, Cascade, Paragon, Petrus and Rimrock hereby waive any notice required hereunder, including with respect to Section 6. Each of Petrus, Paragon and Rimrock, as applicable, as of the Original Maturity Date and following the repayment of each respective interest in the Loan in accordance with Section 3(d), hereby terminate each “Put Right Letter Agreement” entered into between each of Paragon, Petrus and Rimrock, as applicable, and JPP (collectively, the “Put Letters”). The entry into this Agreement shall constitute the termination of the Put Letters and each Put Letter shall have no further force or effect.

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IN WITNESS WHEREOF, the Lenders have caused this Agreement to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT AND JPP: JPP, LLC, a Delaware limited liability company
By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Authorized Signatory

JPP II, LLC, a Delaware limited liability company
By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Authorized Signatory

ESL – April 2016 Refi – Amended and Restated Co-Lender Agreement

CASCADE: CASCADE INVESTMENT, L.LC., a Washington limited liability company
By:	/s/ Justin Howell
Name: Justin Howell
Title: Authorized Signatory

ESL – April 2016 Refi – Amended and Restated Co-Lender Agreement

PETRUS: Petrus Yield Opportunity Fund, LP
By:	/s/ Jonathan Covin
Name: Jonathan Covin
Title: General Counsel

ESL – April 2016 Refi – Amended and Restated Co-Lender Agreement

RIMROCK: RIMROCK LOW VOLATILITY (MASTER) FUND, LTD., By: Rimrock Capital Management LLC, as its investment manager
By:	/s/ Santino Blumetti
Name: Santino Blumetti
Title: MD
RIMROCK HIGH INCOME PLUS (MASTER) FUND, LTD., By: Rimrock Capital Management LLC, as its investment manager
By:	/s/ Santino Blumetti
Name: Santino Blumetti
Title: MD

ESL – April 2016 Refi – Amended and Restated Co-Lender Agreement

PARAGON: PARAGON SHC LLC, a Delaware limited liability company
By:	/s/ Frank Tripoli
Name: Frank Tripoli
Title: Manager
PARAGON SHC II LLC, a Delaware limited liability company
By:	/s/ Frank Tripoli
Name: Frank Tripoli
Title: Manager

ESL – April 2016 Refi – Amended and Restated Co-Lender Agreement

Schedule I

Lenders’ Ratable Shares

As of the Effective Date

Lender	Ratable Share
JPP	43.1%
Cascade	43.1%
Petrus	3.0%
Rimrock	5.4%
Paragon	5.4%

Schedule II

Lenders’ Ratable Shares

As of the Exit Date

Lender	Ratable Share
JPP	50%
Cascade	50%

Schedule III

Notice Addresses

If to JPP:	c/o ESL Investments, Inc.
1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention: Edward S. Lampert, CEO

and

ESL Investments, Inc.
1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention: Harold R. Talisman

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Christopher A. Austin, Benet J. O’Reilly and John Harrison

If to Cascade:	Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, WA 98033
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Jack Creedon, Esq.

EXHIBIT A TO CO-LENDER AGREEMENT

(Joinder Agreement)

This Joinder Agreement, dated [                    ], is one of the Joinder Agreements referred to in the Co-Lender Agreement, dated as of April 8, 2016 (as same may be amended or modified from time to time, the “Agreement”), among JPP, LLC, JPP II, LLC (“JPP”), and [        ] (“    ”) and the Lenders from time to time parties thereto. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement.

By signing where indicated below, the parties hereto confirm and agree as follows:

1. [JPP] [Cascade] hereby assigns to [                ] (“Assignee”) a portion of its respective aggregate Ratable Share, as follows: Assignee shall hereafter be a Lender for all purposes under the Agreement, with a Ratable Share equal to [        ]% (the “Assigned Loan Percentage”). Assignee hereby (x) assumes, on a pari passu basis with all other Lenders the Assigned Loan Percentage of the Loan, and to otherwise perform, fulfill and discharge all of the other obligations of a Lender under the Loan Documents, (y) consents to and assumes all obligations of a Lender under the Agreement, and (z) makes the representation contained in Section 13 of the Agreement. The notice address of Assignee under the Agreement shall be as follows:

[Name]

[Address]

Attention:

2. The aggregate Ratable Share of [JPP] [Cascade] is hereby reduced by an amount equal to the Assigned Loan Percentage, such that the respective Ratable Share of the Lenders are as set forth on Schedule 1 to the Agreement (as replaced with the replacement Schedule 1 attached hereto as Exhibit A) and the sum of all outstanding Ratable Shares remains 100%.

Acknowledged and agreed as of the date first above written:

[ASSIGNEE]

By:
Name:
Title: